EXHIBIT 10.2

Employment Renewal Term Sheet

November 20, 2014

Jackie McGuire

Position: Senior Vice President of Administration, Ecosphere Technologies, Inc.

Term: 2 years beginning December 1, 2014

Reporting to: Dennis McGuire, Sr., CEO

Primary Duties:

• In charge of Administration and Human Resources for the Company

• Oversees corporate records policy, procedures, and management

• Coordinates and oversees shareholder transactions

• Coordinates all travel for the Company

• Coordinates and oversees Administrative and Inventory Personnel

• Protects Ecosphere's value by keeping information confidential

• Performs duties of Corporate Secretary

Base Salary: $123,500 per annum

Equity compensation:

In recognition for Mrs. McGuire’s many years of service to the company, she will be granted 1,867,746 non-qualified options at FMV on date of approval of this agreement by the Company's Board of Directors, with 25% vesting upon signing of term sheet and the remainder vesting semi-annually during term of Employment Renewal with cashless exercise rights granted.

Annual bonus:

The executive shall have a bonus package to be awarded by the Compensation Committee upon annual evaluation of the executive's performance.

Expenses: Company will reimburse executive for all reasonable travel, entertainment and miscellaneous expenses.

Vacation and PTO: 25 days per year

Benefits: Standard health and 401K participation benefits as provided to employees

Conditions: During the term of employment the Executive will devote substantially all of her productive time, ability and attention to the business of the Company.

/s/ Dennis McGuire	Dec. 1, 2014
Dennis McGuire, CEO	Date

/s/ Jacqueline McGuire	Dec. 1, 2014
Jacqueline McGuire	Date